Exhibit 99.1

Xplore Technologies Corp. Adopts Plan to
Preserve Valuable NOL Tax Benefits

AUSTIN, Texas – July 6, 2016 – Xplore Technologies Corp. (NASDAQ: XPLR) (“Xplore” or the “Company”), a manufacturer of fully-rugged and ultra-rugged tablet PCs, today announced that its board of directors has adopted a Net Operating Loss (“NOL”) Shareholder Rights Agreement (the “NOL Rights Plan”) designed to preserve its substantial tax assets. As of March 31, 2016, Xplore Technologies had cumulative U.S.net operating loss carryforwards of approximately $75,022,000, which carryforwards may be utilized in certain circumstances to offset future U.S. taxable income.

The NOL Rights Plan is intended to protect Xplore’s tax benefits and to allow all of the Company’s stockholders to realize the long-term value of their investment in Xplore. The Xplore board adopted the NOL Rights Plan after considering, among other matters, the estimated value of the tax benefits, the potential for diminution upon an ownership change and the risk of an ownership change occurring.

Xplore’s ability to use these tax benefits would be substantially limited if it were to experience an “ownership change” as defined under Section 382 of the Internal Revenue Code. An ownership change would occur if stockholders that own (or are deemed to own) at least five percent or more of Xplore’s outstanding common stock increased their cumulative ownership in the Company by more than 50 percentage points over their lowest ownership percentage within a rolling three-year period. The NOL Rights Plan reduces the likelihood that changes in Xplore’s investor base would limit the Company’s future use of its tax benefits, which would significantly impair the value of the benefits to all stockholders.

To implement the NOL Rights Plan, the Xplore board declared a non-taxable dividend of one right to purchase one one-thousandths of a share of the Company’s new Series E Preferred Stock for each outstanding share of its common stock. The rights will be exercisable if a person or group acquires 4.99 percent or more of Xplore common stock. The rights will also be exercisable if a person or group that already owns 4.99 percent or more of Xplore common stock acquires additional shares (other than as a result of a dividend or a stock split).

Xplore’s existing stockholders that beneficially own in excess of 4.99 percent of the common stock will be “grandfathered in” at their current ownership level. If the rights become exercisable, all holders of rights, other than the person or group triggering the rights, will be entitled to purchase Xplore common stock at a 50 percent discount. Rights held by the person or group triggering the rights will become void and will not be exercisable.

The rights are not taxable to Xplore stockholders. The rights will trade with Xplore common stock and will expire on July 1, 2017 unless Xplore stockholders ratify the NOL Rights Plan prior to such date, in which case the term of the NOL Rights Plan is extended to three years. The Company’s board may terminate the NOL Rights Plan or redeem the rights prior to the time the rights are triggered.

Exhibit 99.1

The NOL Rights Plan will not prevent a takeover, but should encourage anyone seeking to acquire the Company to negotiate with the Board prior to attempting a takeover. The NOL Rights Plan contains an exception for offers that meet certain requirements that are made for all of the shares of common stock of the Company and that treat all stockholders equally.

Vinson & Elkins LLP is serving as the Company’s outside counsel.

Additional information with respect to the NOL Rights Plan will be contained in a Current Report on Form 8-K that Xplore will file with the Securities and Exchange Commission.

About Xplore Technologies
Xplore Technologies Corp. has been a leading global provider of truly rugged tablets since 1998. Xplore tablets are among the most powerful and longest lasting in their class, withstand nearly any hazardous condition or environmental extreme, and feature competitive pricing and significant ROI. The Company's products are sold on a global basis, with channel partners in the United States, Canada, Europe and Asia Pacific. Xplore Technologies’ tablets are deployed across a variety of industries and sectors, such as energy, military operations, manufacturing, distribution, public services, public safety, government, and other areas with hazardous work conditions. For more information, visit the Xplore Technologies website at www.xploretech.com.

Forward Looking Statements
This news release contains forward-looking statements that involve risks and uncertainties, which may cause actual results to differ materially from the statements made. When used in this document, the words “may”, “would”, “could”, “will”, “intend”, “plan”, “anticipate”, “believe”, “estimate”, “expect” and similar expressions are intended to identify forward-looking statements. Such statements reflect Xplore’s current views with respect to future events and are subject to risks and uncertainties. Many factors could cause actual results to differ materially from the statements made including those factors listed from time to time in filings made by Xplore with securities regulatory authorities under the heading “Risk Factors”. Should one or more of these risks or uncertainties materialize, or should assumptions underlying the forward looking statements prove incorrect, actual results may vary materially from those described herein as intended, planned, anticipated or expected. Xplore does not intend and does not assume any obligation to update these forward-looking statements.

Contact Information:

Tom Wilkinson
Chief Financial Officer
(512) 637-1162
twilkinson@xploretech.com

Darrow Associates Investor Relations
(512) 696-6401
xplr@darrowir.com

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